National Bankshares, Inc. Announces Retirement of CEO F. Brad Denardo Effective
June 30, 2025 and Appointment of Lara E. Ramsey as Successor

Blacksburg, Virginia, March 31, 2025 – National Bankshares, Inc. (the “Company”) (Nasdaq: NKSH) announced today that F. Brad Denardo, the Company’s Chief Executive Officer and Chairman, will retire from his position as Chief Executive Officer of the Company and its wholly owned banking subsidiary, The National Bank of Blacksburg (the “Bank”), effective June 30, 2025. He will also retire from his position as Chairman, President, and Chief Executive Officer of National Bankshares Financial Services, Inc., the Company’s wholly owned financial services subsidiary. Mr. Denardo will remain Chairman of the Boards of Directors of the Company and the Bank.

Mr. Denardo has served as Chief Executive Officer of the Company since 2017, and was President of the Company from 2017 through December 2024. He joined the Bank as a Vice President in 1983 and has served in an executive capacity with the Bank since 1989. He became Executive Vice President of the Company in 2008 and President and Chief Executive Officer of the Bank in 2014.

The Company also announced that Mr. Denardo has entered into a consulting agreement with the Company and the Bank, under the terms of which he will continue to provide his valuable experience and expertise to the Company and the Bank.

The Company also announced that effective July 1, 2025, Lara E. Ramsey, the President of the Company and the Bank, has been appointed by the Boards of Directors of the Company and the Bank to succeed Mr. Denardo as President and Chief Executive Officer of the Company and the Bank upon his retirement. Ms. Ramsey joined the Company in 1996 and was promoted to Senior Vice President of Administration in 2011. In 2022, she was promoted to Executive Vice President and Chief Operating Officer and in January 2025 she was named President of the Company and the Bank. Ms. Ramsey, who has also served as a director of the Company and the Bank since January 2024, has managed the Company’s Investment, Human Resources, Marketing, Training, Corporate Administration, and Strategic Planning functions during her career.

Ms. Ramsey commented, “Brad has played a key role in our success for over 40 years. Under his leadership, National Bankshares has grown to serve new communities and has implemented successful strategies to deliver personalized financial services in an ever-changing marketplace. National Bankshares has also maintained its position as a top-tier community bank holding company under his guidance, during a period marked by global uncertainty and economic disruption. It has been an honor and a pleasure to work with Brad for nearly 30 years, and we are delighted that he will continue to serve as Chairman of the Board and as a consultant to our organization after retiring. I am also humbled to have the opportunity to succeed Brad, and I look forward to carrying on the tradition of community banking excellence he has fostered.”

Mr. Denardo commented, “I feel very privileged to have played a role in a tradition of service that stretches back for 133 years. I am also proud of our accomplishments and the positive impact we have made for our customers, our communities, and our shareholders. Our success would not be possible without their loyal support. It has been a great pleasure to work with so many talented and dedicated employees during my career, and I look forward to continuing to work alongside them as Chairman of the Board and as a consultant.”

Mr. Denardo added, “We are very excited to have Lara as our President and Chief Executive Officer. Her experience at National Bankshares is extensive, encompassing many critical functions throughout the Company. Her expertise, along with her enthusiasm and strong leadership, make her ideally suited to help continue our tradition of service and deliver solid shareholder value well into the future. Lara has been an instrumental part of the Company and the Bank for nearly 30 years, and we are confident that she will excel as the Company’s President and CEO.”

About National Bankshares, Inc.

National Bankshares, Inc., headquartered in Blacksburg, Virginia, is the parent company of The National Bank of Blacksburg, which does business as National Bank, and of National Bankshares Financial Services, Inc. National Bank is a community bank operating 28 full-service offices, primarily in southwestern, western, and central Virginia, and one loan production office in Charlottesville, Virginia. National Bankshares Financial Services, Inc. is an investment and insurance subsidiary in the same trade area. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “NKSH.” Additional information is available at www.nationalbankshares.com.

Forward-Looking Statements

Certain statements in this press release may be “forward-looking statements.” Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about future events or results that are not statements of historical fact and that involve significant risks and uncertainties. Although the Company believes that its expectations with regard to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual Company results will not differ materially from any future results implied by the forward-looking statements. Actual results may be materially different from past or anticipated results because of many factors, some of which may include changes in economic conditions, the interest rate environment, legislative and regulatory requirements, new products, competition, changes in the stock and bond markets and technology. The Company does not update any forward-looking statements that it may make.

For more information, please contact:

F. Brad Denardo, Chairman & CEO

(540) 951-6213 bdenardo@nbbank.com

Lara E. Ramsey, President

(540) 951-6250 lramsey@nbbank.com